Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Fourth Quarter 2013 Earnings

Investor/Analyst Conference Call Scheduled for Tuesday, February 4 at 10:00 a.m. ET

ATLANTA, Monday, February 3, 2014 - Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $42.8 million, or $0.79 per diluted share, for the fourth quarter of 2013, compared to $17.9 million, or $0.33 per diluted share, for the fourth quarter of 2012.

Net income available to common shareholders for the year ended December 31, 2013, was $106.8 million, or $1.96 per diluted share, compared to net income of $80.3 million, or $1.48 per diluted share, for the year ended December 31, 2012.

The Company’s net income available to common shareholders for the three months and year ended December 31, 2013 included a gain of $28.4 million, or $0.52 per diluted share, on the sale of an apartment community. The Company’s net income available to common shareholders for the year ended December 31, 2012 included a gain of $6.1 million, or $0.11 per diluted share, on the sale of an asset.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the fourth quarter of 2013 was $36.4 million, or $0.67 per diluted share, compared to $38.8 million, or $0.71 per diluted share, for the fourth quarter of 2012. Core FFO for the fourth quarter of 2013 (excluding FFO from condominium activities) was $36.0 million, or $0.66 per diluted share, compared to $28.3 million, or $0.52 per diluted share, for the fourth quarter of 2012.

FFO for the year ended December 31, 2013 was $164.8 million, or $3.01 per diluted share, compared to $154.3 million, or $2.84 per diluted share, for the year ended December 31, 2012. Core FFO for the year ended December 31, 2013 (excluding FFO from condominium activities) was $136.8 million, or $2.50 per diluted share, compared to $118.1 million, or $2.17 per diluted share, for the year ended December 31, 2012.

Said Dave Stockert, Post’s CEO, “In 2013, the Company produced another year of double-digit growth in core funds from operations, achieved stabilized occupancy on three new projects previously in development, substantially sold out of the condominium business, strengthened the balance sheet, and meaningfully increased the dividend to common shareholders. In these and other ways, the business has been strengthened and positioned for ongoing success.”

Same Store Community Data

Average economic occupancy at the Company’s 50 same store communities, containing 17,999 apartment units, was 95.8% and 95.6% for the fourth quarter of 2013 and 2012, respectively.

Total revenues for the same store communities increased 3.1% and total operating expenses increased 6.2% during the fourth quarter of 2013, compared to the fourth quarter of 2012, resulting in a 1.2% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 2.7% during the fourth quarter of 2013, compared to the fourth quarter of 2012.

On a sequential basis, total revenues for the same store communities decreased 0.9% and total operating expenses decreased 2.5%, producing a 0.1% increase in same store NOI for the fourth quarter of 2013, compared to the third quarter of 2013. On a sequential basis, the average monthly rental rate per unit increased 0.2%. For the fourth quarter of 2013, average economic occupancy at the same store communities was 95.8%, compared to 96.3% for the third quarter of 2013.

For the year ended December 31, 2013, average economic occupancy at the Company’s same store communities was 95.7%, compared to 96.0% for the year ended December 31, 2012.

Total revenues for the same store communities increased 3.8% and total operating expenses increased 4.5% for 2013, compared to 2012, resulting in a 3.4% increase in same store NOI. The average monthly rental rate per unit increased 4.0% for the year ended December 31, 2013, compared to the year ended December 31, 2012.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Investment Activity

Development Activity

In the aggregate, the Company has 1,620 units in five apartment communities, and approximately 25,464 square feet of retail space, under development or in lease-up with a total estimated cost of $260.7 million, and a remaining funding requirement of $93.4 million. The Company believes it has adequate internal resources to fund its development commitments.

Financing Activity

Leverage, Line and Term Loan Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 36.8% at December 31, 2013.

As of January 31, 2014, the Company had cash and cash equivalents of $51.1 million. Additionally, the Company had no outstanding borrowings, and letters of credit totaling $0.4 million under its combined $330 million unsecured lines of credit. The Company has no principal debt maturities in 2014.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

Share Repurchase Activity

For the fourth quarter of 2013, the Company repurchased 106,777 shares of its common stock in open market transactions at an average price per share of approximately $44.34. For the year ended December 31, 2013, the Company repurchased 550,000 shares of its common stock in open market transactions at an average price per share of approximately $45.08. These repurchases, totaling approximately $4.7 million for the fourth quarter and $24.8 million for the year ended December 31, 2013, were funded using available cash balances.

At-the-Market Common Equity Activity

The Company has available an at-the-market (“ATM”) common equity program that provides for the sale of up to 4 million shares of common stock. As of December 31, 2013 and to date in 2014, no shares have been issued under that program. The Company may use its ATM program, from time to time, as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its future investment activities. Sales under this program are dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock, the Company’s liquidity position and the potential use of proceeds.

Information Technology Systems Initiatives

The Company is in the process of upgrading and replacing its financial and property management information technology systems, and expects to be completed by the end of 2014. As part of this project, in addition to other system implementation costs capitalized, the Company is required to expense certain up-front implementation and training costs. These expensed system implementation costs totaled $0.6 million in 2013 and are currently projected to total $1.3 million in 2014.

2014 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of apartment markets and of general economic conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company anticipates that FFO per diluted share for the full year 2014 will be in the range set forth below. The tables below reflect anticipated net gains from condominium sales (for purposes of this discussion, “Condo FFO”) and FFO before Condo FFO (for purposes of this discussion, “Core FFO”). Adjusted Funds From Operations (“AFFO”) per share is defined as FFO per share less operating property capital expenditures after adjusting for the impact of non-cash straight-line long-term ground lease expense. Core AFFO represents AFFO excluding net gains from condominium sales.

Current Outlook	FFO	AFFO
Core FFO/AFFO	$2.55 - $2.62	$2.09 - $2.17
Condo FFO/AFFO	$0.00 - $0.01	$0.00 - $0.01
FFO/AFFO	$2.55 - $2.63	$2.09 - $2.18

Same Store Assumptions
Revenue	2.30% - 2.80%
Operating expenses	5.00% - 5.50%
Net operating income (NOI)	0.30% - 1.40%

The increase in same store operating expenses is largely attributable to:

•	Increases in property taxes of 8%, or more, due primarily to higher assessed values;

•

Increases in personnel expenses of 5%, or more, largely reversing the unbudgeted reduction in these costs that occurred in 2013, and accounting for modest increases in salary and benefit costs for on-site personnel; and

•	Increases in expensed repair and maintenance costs of 7%, or more, due to the Company’s plans to paint the exteriors of more properties in 2014 in order to preserve asset quality.

The above estimates of FFO and AFFO per diluted share are also based on the following assumptions:

•

Projected net operating income from newly stabilized properties and lease up properties, net of operating deficits, expected to contribute approximately $0.11 per diluted share at the mid-point of the estimated range of Core FFO;

•

In the aggregate, projected 1-2% increase in general and administrative expenses, corporate property management expenses, and investment and development expenses (before amounts capitalized to development projects);

•	Projected decrease in capitalized interest and development overhead costs, expected to cause Core FFO to decline by approximately $0.04 per diluted share;

•

Projected development expenditures of approximately $60 million to $70 million, including roughly $100 million of planned development starts in the latter half of the year, expected to be funded in 2014 with available cash and operating cash flow;

•	Projected expensed, up-front implementation and training costs relating to technology system upgrades of just over $0.02 per diluted share ($1.3 million estimate);

•	Projected casualty losses from pipe and water damage sustained during the recent heavy freeze in January 2014 of just over $0.01 per diluted share ($750,000 estimate);

•	Projected decrease of annually recurring and periodically recurring capital expenditures from $30.6 million in 2013 to roughly $25 million in 2014.

•

Projected weighted average diluted shares of approximately 54.5 million for the full year 2014, with no share issuances under the Company’s ATM program required to fund the investment activity included in the earnings guidance above.

The Company anticipates that net income available to common shareholders will be in the range of $0.87 to $0.99 per diluted share for the full year 2014. The difference between net income available to common shareholders and FFO per diluted share is depreciation on real estate assets, which is anticipated to be $1.64 to $1.68 per diluted share. The difference between FFO and AFFO per diluted share is operating property capital expenditures after adjusting for the impact of non-cash straight-line long-term ground lease expense, which is anticipated to be $0.45 to $0.46 per diluted share.

Planned Asset Sales Activity

The Company’s earnings guidance above does not currently factor in any disposition activities during 2014. The Company plans, however, to market for sale $200 million to $250 million of apartment assets during 2014, the proceeds of which may be used to prepay indebtedness, pay any special dividends necessary to distribute its taxable earnings, to fund future investment activities, including funding development activities and possible share repurchases, and otherwise for general corporate purposes. Sales of assets and any payment of special dividends or prepayment of indebtedness could be dilutive to the Company’s earnings guidance depending on the timing and amount of sales and the use and timing of net proceeds received; however, management intends to pursue reinvestment opportunities to mitigate dilution to earnings and cash flow, and to maintain the strength of the balance sheet. There can be no assurances that these sales will occur or that the use of proceeds may not change.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are listed below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations - The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations - The Company also uses AFFO as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line long-term ground lease expense, non-cash impairment charges, debt extinguishment gains (losses) and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) - The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures - The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios - The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity, and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics. Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses. Income available for debt service is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Property Operating Statistics - The Company uses average economic occupancy, gross turnover, net turnover and percentage increases in rent for new and renewed leases as statistical measures of property operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross turnover is defined as the percentage of leases expiring during the period that are not renewed by the existing residents. Net turnover is defined as gross turnover decreased by the percentage of expiring leases where the residents transfer to a new apartment unit in the same community or in another Post® community. The percentage increases in rent for new and renewed leases are calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, February 4, at 10:00 a.m. ET. The telephone numbers are 888-364-3108 for US and Canada callers and 719-325-2361 for international callers. The access code is 6907082. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com. Click Investors in the top menu, then select either Investor’s Overview or Events Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, February 4, and will be available until Tuesday, February 11, at 1:00 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 6907082. A replay of the call also will be archived on Post’s website under Investors/Audio Archives.

About Post

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high density urban and resort-style garden apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 22,516 apartment units in 60 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 1,620 apartment units in five communities currently under development or in lease-up.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding apartment market conditions, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, adjusted funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding the for-sale condominium business, expectations regarding apartment community sales and the use of proceeds thereof, expectations regarding use of proceeds from unsecured bank credit facilities, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2012 and in subsequent filings with the SEC; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; exposure to economic and other competitive factors due to market concentration; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the

Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including warranty and related obligations; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and for development locations; the Company’s ability to compete for limited investment opportunities; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the effects of changing interest rates and effectiveness of interest rate hedging contracts; the success of the Company’s acquired apartment communities; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; increased costs arising from health care reform; and any breach of the Company’s privacy or information security systems. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
OPERATING DATA
Total revenues	$93,705	$84,924	$362,737	$330,334
Net income available to common shareholders	$42,809	$17,931	$106,846	$80,251
Funds from operations available to common shareholders and unitholders (Table 1)	$36,449	$38,828	$164,750	$154,349

Weighted average shares outstanding - diluted	54,208	54,518	54,508	54,131
Weighted average shares and units outstanding - diluted	54,346	54,661	54,650	54,278

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders	$0.79	$0.33	$1.96	$1.48

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.67	$0.71	$3.01	$2.84
Dividends declared	$0.33	$0.25	$1.24	$0.97

1)

Funds from operations available to common shareholders and unitholders per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 133 and 218 for the three months and 172 and 310 for the years ended December 31, 2013 and 2012, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 120 and 129 for the three months and 120 and 127 for the years ended December 31, 2013 and 2012, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Net income available to common shareholders	$42,809	$17,931	$106,846	$80,251
Noncontrolling interests - Operating Partnership	112	42	279	217
Depreciation on consolidated real estate assets, net	21,616	20,566	84,841	78,737
Depreciation on real estate assets held in unconsolidated entities	292	289	1,164	1,199
Gain on sale of apartment community	(28,380)	-	(28,380)	-
Gain on sale of apartment community - unconsolidated entities	-	-	-	(6,055)

Funds from operations available to common shareholders and unitholders	$36,449	$38,828	$164,750	$154,349

Funds from operations available to common shareholders and unitholders - core operations	$35,973	$28,250	$136,806	$118,076
Funds from operations available to common shareholders and unitholders - condominiums	476	10,578	27,944	36,273

Funds from operations available to common shareholders and unitholders	$36,449	$38,828	$164,750	$154,349

Funds from operations - per share and unit - diluted (1)	$0.67	$0.71	$3.01	$2.84

Funds from operations per share and unit - core operations	$0.66	$0.52	$2.50	$2.17

Weighted average shares and units outstanding - diluted (1)	54,466	54,790	54,770	54,405

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 133 and 218 for the three months and 172 and 310 for the years ended December 31, 2013 and 2012, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 120 and 129 for the three months and 120 and 127 for the years ended December 31, 2013 and 2012, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Year ended
	December 31, 2013	December 31, 2012	September 30, 2013	December 31, 2013	December 31, 2012
Total same store NOI	$48,416	$47,825	$48,374	$192,263	$186,008
Property NOI from other operating segments	5,547	894	4,529	14,341	1,701

Consolidated property NOI	53,963	48,719	52,903	206,604	187,709

Add (subtract):
Interest income	10	34	8	77	393
Other revenues	204	213	225	872	850
Depreciation	(21,914)	(20,795)	(21,580)	(85,608)	(79,367)
Interest expense	(11,424)	(11,755)	(11,186)	(44,704)	(46,028)
Amortization of deferred financing costs	(658)	(669)	(646)	(2,573)	(2,695)
General and administrative	(4,751)	(4,411)	(4,079)	(17,245)	(16,342)
Investment and development	(307)	(312)	(367)	(1,755)	(1,317)
Other investment costs	(85)	(242)	(418)	(1,324)	(1,401)
Severance, impairment and other	(436)	-	(1,981)	(2,417)	-
Gains on condominium sales activities, net	476	10,578	5,293	27,944	36,273
Equity in income of unconsolidated real estate entities, net	479	579	656	2,090	7,995
Other income (expense), net	(195)	590	(196)	(839)	1,034
Net loss on extinguishment of indebtedness	-	(4,017)	-	-	(4,318)

Income from continuing operations	15,362	18,512	18,632	81,122	82,786
Income from discontinued operations	28,501	422	421	29,798	1,505

Net income	$43,863	$18,934	$19,053	$110,920	$84,291

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q4 ‘13 vs. Q4 ‘12 % Change	Q4 ‘13 vs. Q3 ‘13 % Change	Q4 ‘13 % Same Store NOI
	December 31, 2013	December 31, 2012	September 30, 2013
Rental and other revenues
Atlanta	$20,682	$19,630	$20,765	5.4%	(0.4)%
Dallas	17,604	17,084	17,867	3.0%	(1.5)%
Houston	3,737	3,453	3,720	8.2%	0.5%
Austin	2,990	2,823	3,008	5.9%	(0.6)%
Washington, D.C.	12,990	13,180	13,226	(1.4)%	(1.8)%
New York	3,834	3,704	3,743	3.5%	2.4%
Tampa	9,100	8,851	9,207	2.8%	(1.2)%
Orlando	2,747	2,778	2,804	(1.1)%	(2.0)%
Charlotte	5,112	4,930	5,204	3.7%	(1.8)%

Total rental and other revenues	78,796	76,433	79,544	3.1%	(0.9)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	8,068	7,804	8,328	3.4%	(3.1)%
Dallas	7,370	6,755	7,674	9.1%	(4.0)%
Houston	1,490	1,341	1,487	11.1%	0.2%
Austin	1,274	1,175	1,344	8.4%	(5.2)%
Washington, D.C.	4,358	4,147	4,478	5.1%	(2.7)%
New York	1,968	1,662	1,867	18.4%	5.4%
Tampa	3,261	3,169	3,404	2.9%	(4.2)%
Orlando	927	967	937	(4.1)%	(1.1)%
Charlotte	1,664	1,588	1,651	4.8%	0.8%

Total	30,380	28,608	31,170	6.2%	(2.5)%

Net operating income
Atlanta	12,614	11,826	12,437	6.7%	1.4%	26.1%
Dallas	10,234	10,329	10,193	(0.9)%	0.4%	21.1%
Houston	2,247	2,112	2,233	6.4%	0.6%	4.6%
Austin	1,716	1,648	1,664	4.1%	3.1%	3.5%
Washington, D.C.	8,632	9,033	8,748	(4.4)%	(1.3)%	17.8%
New York	1,866	2,042	1,876	(8.6)%	(0.5)%	3.9%
Tampa	5,839	5,682	5,803	2.8%	0.6%	12.1%
Orlando	1,820	1,811	1,867	0.5%	(2.5)%	3.8%
Charlotte	3,448	3,342	3,553	3.2%	(3.0)%	7.1%

Total same store NOI	$48,416	$47,825	$48,374	1.2%	0.1%	100.0%

Average rental rate per unit
Atlanta	$1,296	$1,238	$1,281	4.7%	1.2%
Dallas	1,228	1,192	1,225	3.0%	0.2%
Houston	1,440	1,366	1,428	5.4%	0.9%
Austin	1,544	1,475	1,535	4.7%	0.6%
Washington, D.C.	1,875	1,889	1,896	(0.7)%	(1.1)%
New York	3,910	3,856	3,883	1.4%	0.7%
Tampa	1,396	1,361	1,400	2.6%	(0.3)%
Orlando	1,490	1,502	1,513	(0.8)%	(1.5)%
Charlotte	1,221	1,182	1,212	3.3%	0.7%
Total average rental rate per unit	1,429	1,391	1,426	2.7%	0.2%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Year ended		% Change
	December 31, 2013	December 31, 2012
Rental and other revenues
Atlanta	$81,466	$77,503	5.1%
Dallas	70,103	67,436	4.0%
Houston	14,650	13,504	8.5%
Austin	11,826	11,130	6.3%
Washington, D.C.	52,456	52,426	0.1%
New York	14,909	14,683	1.5%
Tampa	36,441	34,839	4.6%
Orlando	11,130	10,927	1.9%
Charlotte	20,431	19,451	5.0%

Total rental and other revenues	313,412	301,899	3.8%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	32,456	30,850	5.2%
Dallas	29,609	28,479	4.0%
Houston	5,809	5,393	7.7%
Austin	5,041	4,819	4.6%
Washington, D.C.	17,313	16,274	6.4%
New York	7,162	6,567	9.1%
Tampa	13,288	12,871	3.2%
Orlando	3,887	4,013	(3.1)%
Charlotte	6,584	6,625	(0.6)%

Total	121,149	115,891	4.5%

Net operating income
Atlanta	49,010	46,653	5.1%
Dallas	40,494	38,957	3.9%
Houston	8,841	8,111	9.0%
Austin	6,785	6,311	7.5%
Washington, D.C.	35,143	36,152	(2.8)%
New York	7,747	8,116	(4.5)%
Tampa	23,153	21,968	5.4%
Orlando	7,243	6,914	4.8%
Charlotte	13,847	12,826	8.0%

Total same store NOI	$192,263	$186,008	3.4%

Average rental rate per unit
Atlanta	$1,271	$1,209	5.1%
Dallas	1,216	1,168	4.1%
Houston	1,412	1,315	7.4%
Austin	1,519	1,441	5.4%
Washington, D.C.	1,889	1,868	1.1%
New York	3,884	3,800	2.2%
Tampa	1,388	1,332	4.2%
Orlando	1,508	1,465	2.9%
Charlotte	1,202	1,146	4.9%
Total average rental rate per unit	1,416	1,362	4.0%

Table 4

Computation of Debt Ratios

(In thousands)

	As of December 31,
	2013	2012
Total real estate assets per balance sheet	$2,251,139	$2,191,708
Plus:
Company share of real estate assets held in unconsolidated entities	57,680	58,726
Company share of accumulated depreciation - assets held in unconsolidated entities	12,645	11,158
Accumulated depreciation per balance sheet	913,018	842,925

Total undepreciated real estate assets (A)	$3,234,482	$3,104,517

Total debt per balance sheet	$1,098,734	$1,102,464
Plus:
Company share of third party debt held in unconsolidated entities	49,531	49,531

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,148,265	$1,151,995

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	35.5%	37.1%

Total debt per balance sheet	$1,098,734	$1,102,464
Plus:
Company share of third party debt held in unconsolidated entities	49,531	49,531
Preferred shares at liquidation value	43,392	43,392

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,191,657	$1,195,387

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	36.8%	38.5%